Exhibit 99

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

CTG

April 20, 2004
10:00 a.m. CDT

Moderator: Ladies and gentlemen, thank you for standing by. Welcome to the CTG First Quarter 2004 Earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session; instructions will be given at that time. I would now like to turn the conference over to our host, James Boldt. Please go ahead.

Jim Boldt: Good morning, everyone. I want to thank you for joining us this morning for our first quarter 2004 earnings conference call. Joining me is our CFO, Greg Dearlove. As to the format of the call this morning, Greg is going to begin with a review of our financial results. After his review, I’ll talk about the trends that we saw on the first quarter and what we anticipate for the second quarter of 2004, then we’ll open the call for questions. Greg, if you could start us off?

Greg Dearlove: Thank you, Jim, and good morning. Before I begin, I want to mention that statements made in the course of this conference call that state the company’s or management’s intentions, hopes, beliefs, expectations, and predictions in the future are forward-looking statements. It’s important to note that the company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our press releases and from time to time in the company’s SEC filings.

For the first quarter of 2004, CTG’s revenues from continuing operations were $61.4 million. Net income from continuing operations was about $800,000, and net income per diluted share was $0.5 million. We also incurred a loss from discontinued operations of approximately $4.3 million, resulting from the disposition of our Dutch operating company. This loss included $3.7 million related to the actual loss on the sale of the subsidiary, approximately $500,000 relating to a foreign currency adjustment that was previously reported as a direct charge to shareholder’s equity, and approximately $0.1 million on operating

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

expenses, which have been included in the Dutch holding company that will be eliminated because of the disposition.

Our first quarter revenues from continuing operations were in line with our expectations. Our net income from continuing operations and diluted earnings per share slightly exceeded our expectations because of favorable March results. Our direct profit percentage increased to 27% in the first quarter, up about six-tenths of a percent from the first quarter last year, and our operating profits increased from 1.2% last year, to 2.3% in the first quarter of this year.

Excluding the impact of our accounting change in 2002, this is the 11th consecutive quarter that the company has reported profitability from continuing operations. SG&A decreased by over $469,000 in the first quarter versus the same quarter last year, and approximated 24.7% of revenue, an improvement of almost a half a percentage point from last year. Revenues from IBM were $14.2 million in the first quarter of 2004, as compared to $13.1 million in the first quarter of 2003. Quarterly revenues from our European operations were $10.2 million in 2004, as compared to $7.9 million in last year’s first quarter.

On the balance sheet, our day sales outstanding and receivables increased to 71 days from 62 days in the fourth quarter of 2003, and from 64 days in the first quarter of 2003. Long-term debt was just under $9 million, at quarter’s end, up from having no outstanding debt at year-end, but down from $15.6 million at the end of the first quarter of 2003. Our cash flows after adjusting for the sale of our Dutch operations reflects an increase in cash during the quarter of approximately $700,000. This is after making $556,000 in capital acquisitions and recording depreciation expense of $732,000. Also, total employment in the first quarter was 2,500, of which approximately 85% were billable employees.

J. Boldt: Thanks, Greg. In general, we’re pretty pleased with the results from continuing operations in the first quarter. While demand and strategic staffing approximated at the end of the fourth quarter in January and early February, we experienced a delay in customers making decisions to hire candidates. We’ve experienced that trend in years before and it generally was associated with delays in budget approvals. By late February, we saw a reversal in the trend, and customers not only resumed hiring in a more normal fashion, but the number of requirements that we were receiving also noticeably increased. While we have added about 70% to the number of strategic staffing recruiters since we started to see an increase in our staffing demand in the third quarter of 2002, we’re currently adding an additional 10% to that group’s recruiting staff, given current demand.

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

As to our solutions business, we had several long-term projects that came to an end in the first quarter of the year. That’s a normal part of the solutions business when you’re engaged for a specific project—at some point, that project is completed. As you know, the problem with the solutions business in the last couple of years has been that more multi-year projects are being completed than started. As we mentioned on last quarter’s call, however, we think that we’re seeing the very first signs of a recovery in our solutions business. We think that the increase in the solutions business will happen like the improvements in the staffing business: slowly over time versus a dramatic resurgence.

Our healthcare group had another good quarter and we continue to see a significant amount of demand for development and integration projects going forward. Two large projects that we have originally expected to start up in the fourth quarter of last year are just beginning to ramp up now. As a result of those projects, we expect that we’ll have a double-digit increase in revenues on our healthcare business in 2004.

Our life sciences vertical is performing extremely well. Not only do we continue to work on 21 CFR Part 11 compliance, but we’ve begun to cross-sell other services, such as AMO, into that sector.

Revenues from our financial services vertical declined in the first quarter of the year. Both the projects that I previously mentioned that ended in the first quarter were in the financial services sector. We’re in the process of introducing new offerings into our financial services vertical that should benefit the group as the year progresses.

As you know, we sold our Netherlands operating company earlier this month to the Dutch management. I’d like to take a couple of minutes to just explain the background behind this transaction. In the late 1990s, the Netherlands was our largest and most profitable office when the Y2K work ended in 2000 and the world entered a prolonged recession. The European economy suffered more than the economy in the United States, and unfortunately, the Dutch economy suffered a greater loss than any other countries in Europe.

The unemployment rate in the Netherlands has been around 15% during the last couple of years. The IT services industry was particularly hard hit and it’s not been unusual to hear that our competitors had 2,000 to 3,000 of their technical staff on the bench at any point in time. The last couple of years, we’ve been trying to make the Netherlands profitable again—the downsizing that we undertook in the United States in

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

2002 was not possible in the Netherlands. In the Netherlands, the government tells you how many people can be laid off in a quarter and an administrative judge determines how much severance an employee will receive. Often, the ultimate amount paid is based upon the size of the company. That is, larger companies usually pay significantly more than smaller companies.

For years we have tried our best to get our Dutch operations back to at least a break-even point by restructuring to the extent allowed by law each quarter. Despite all our efforts, last year our operating loss in the Netherlands was $2.4 million, and shutting down the operations in the Netherlands would have been very costly. We came up with an alternative transaction that we believe will benefit multiple parties for CTG. We no longer have an operation in the Netherlands, and therefore, we’ll not be facing further operating losses there. The management group will end up with its own IT services company, and given its smaller size, it should be able to operate efficiently under Dutch law.

Our customers won’t see a disruption in service and will continue to be serviced by the Dutch management and consultants who know their business and their needs. I also want to point out that this transaction in no way reduces our commitment to the European market. Our current forecast indicates our continuing operations in Europe should grow this year, and our operations there should turn profitable again.

As for the second quarter 2004, we’re forecasting revenues in the range of $61 million to $63 million. As you know, we had 66 billable days in the first quarter of the year, and we have 64 billable days in the second quarter of the year, as many of our technical staff took a vacation on January 2nd, the first billable day of the year, and we lost billable hours in the first quarter, due to inclement weather. The true loss was closer to one day when comparing the first to the second quarter; our business didn’t change quarter to quarter. The losses for the day would put our expected revenues in the second quarter at approximately $60 million. Given that our guidance is $61 to $63 million for the second quarter, it’s obvious that we’re expecting a pickup in business in the second quarter of the year.

As to the earnings forecast, we know that we need to improve our margins, and we believe we’ll be able to increase our direct profit percentage and continue to lower our SG&A expense as a percentage of revenue over time. In the short term, however, we see three areas that we need to invest in to further drive revenue growth in the second half of this year.

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

First, we need to add recruiters to our strategic staffing and healthcare groups, as currently we have more demand than we can handle with the existing staff. Generally, when you add new recruiters, they have to become accustomed to your systems and the needs of their customers. So it usually takes a couple of months for them to become productive.

The second area of investment is also in our healthcare group. For the last couple of years, we’ve been able to find people in the marketplace that are experienced in the packages that hospitals use. Unfortunately, the market is changing, and individuals with knowledge of certain packages are becoming very hard to find. Therefore, we’ll need to begin to hire people who have worked in a hospital and train them in certain packages as needed. While we have not recently had the need to do this to any great extent, it’s fortunately something that we’ve done throughout our entire history, and therefore, are very good at it.

The third area of our investment is in information security. We have a small information security group that was originally formed to address the security needs of HIPAA. We’re experiencing more and more demand for information security services from companies who are beginning their Sarbanes-Oxley assessments. We believe that information security will be a good market for us going forward, and that the demand is there today, and therefore, we’re ramping up our staff accordingly.

All the investments that we’re making are expected to bring us returns in the second half of 2004. Unfortunately, in most areas as we ramp up, we expect that there will be more cost than revenue on the second quarter. Although we’re forecasting an increase in revenues in the second quarter versus the first quarter, with the additional investments, we believe earnings per share from continuing operations to be in the $0.03 to $0.05 per share range in the second quarter of this year.

With that, I’d like to open the call for questions.

Bill Sutherland, Benning & Scattergood: Thank you. Good morning, Jim and Greg. Any currency impact on the numbers?

J. Boldt: When comparing it to last year, our revenues would have increased by about $1.5 million in the first quarter versus the first quarter of last year because of the currency increases. When you compare it to the fourth quarter, it’s about $500,000 of an increase. Even if you use the constant exchange rates,

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

though, the European revenues from continuing operations grew at about 10% year to year without currency fluctuations—actually about 6% versus the fourth quarter.

B. Sutherland: So the increase in international revenue, which was 10.2% over 7.9%—just 1.5% of that with currency?

J. Boldt: Yes. That’s right.

B. Sutherland: On the cash flow, Greg said cap ex was $500,000, I think?

J. Boldt: That’s correct.

B. Sutherland: And then on headcount, I didn’t get that think—if you could repeat?

G. Dearlove: It’s 2,500 people.

B. Sutherland: Okay. Eighty-five percent—

G. Dearlove: Eighty-five percent billable.

J. Boldt: I’d just like to point out on the cap ex, it’s more obviously than our fourth quarter. If you go back and look at last year, we had the same trend. We spent about $600,000 in the first quarter. We usually tend to launch our projects in Q1.

B. Sutherland: What’s the viewpoint on the working cap needs this year? Do you think you’ll continue to need a line or will you start to build up the cash balance at this point?

J. Boldt: It’s going to vary quarter-to-quarter, depending on whether we’re on one of our biweekly payrolls or between them. Another factor that we have—and it happens to us every year that I’ve been here—the fourth quarter, December 31st is always is our best collection period; we’re always have the lowest DSO. The end of the first quarter, it’s always our highest DSO, so I suspect the DSO will come down.

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

The debt probably will move around a little bit. I don’t think at the end of the quarter, it will be any higher than it is now. It should actually drop by the end of the year. Unfortunately, the end of this year is the payroll date, so we’re not going to get as much of a favorable benefit as we did last year by being between the payroll dates. We’re kind of a company that’s just starting to get out of debt. We can have a day when we’ll be out of debt. The end of March was probably the high-water point I think for the year.

B. Sutherland: DSOs were 71 on the quarter; what was the fourth quarter? I don’t have it in front of me.

G. Dearlove: It was 62 days, Bill.

B. Sutherland: 62. Okay. So it’s not usual when I look back at ‘03?

J. Boldt: That’s true.

B. Sutherland: Just timing?

J. Boldt: That’s just timing. There’s nothing particularly unusual: all within just timing.

B. Sutherland: Okay. The projects that are ramping up, I guess primarily financial services: are they implementations of various kinds?

J. Boldt: One was a development and integration project on a suite of applications that actually went for three years, and it’s just ending. The other was what we call a transitional AMO: when the client comes to us and says they’d like us to take over maintenance of some of their applications, but tells us right from the beginning that after a certain period—in that case, it was three years—we’re planning on doing something different. Often that’s bringing them back in or they’re moving over to SAP and they want us to maintain the legacy systems. So originally, this was a three-year AMO that actually went five years. The client finally reached the point that they were ready to switch to something else.

B. Sutherland: When you look at the pipeline, I know outsourcing deals are starting to get signed again. Are you starting to see that kind of indication, too?

J. Boldt: Yes. Absolutely.

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

B. Sutherland: Is there a component of offshore in a lot of your deals now?

J. Boldt: Yes. We have some now that we do offshore. We have two offshore partners: one is in India, and the other one is in Russia. Depending on the type of work and the domain experience that’s needed, we’ll use them for part of the work. I would say that it’s pretty rare, actually, that we bid on an AMO now that at least some of it—at least the development and integration portion of the work—don’t go offshore.

B. Sutherland: And going back to last year’s second quarter: if you take out the net, can you do a continuing ops, sort of pro forma?

J. Boldt: I’ll ask Greg that.

G. Dearlove: I would guess that the quarter is going to be up slightly from last quarter. I don’t have that number, Bill, right in front of me, though.

B. Sutherland: In other words, continuing ops will be a little higher than the—

G. Dearlove: It should be an improvement over second quarter last year. Yes.

J. Boldt: Let me just explain that we are in the process of working through that pro forma. We have to file it as an addendum to the K that we filed. But our Dutch holding company is also in the Netherlands. That’s the holding company for the European operations, and we had an operating company there and they filed a combined return; we have to go back and separate out those results and that’s what’s taking the time.

Michael Keller, Key Bank Capital Market: First of all, that cash flow from operations, do have that number handy? Greg, I guess.

G. Dearlove: Cash flow from operations? No, I don’t have that handy, Mike. Sorry.

M. Keller: Was it possible that there was a cash used this quarter just based on the receivables?

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

G. Dearlove: Yes. We have overall cash use from operations of about little over $7 million.

M. Keller: Okay.

J. Boldt: That includes obviously the—

G. Dearlove: With that draw down.

M. Keller: What were the actual cash flows related to the divestiture, if any? I mean, I know the income statement effects, but—

G. Dearlove: Very little cash has been used through the first quarter on the divestiture; and I would think that at the end of the day, we’ll spend up about a million to $1.5 million in outflow of cash.

M. Keller: Okay. Just looking at the improvements in the gross and operating margins, I wonder if you could talk at all about what portion of the delta there is explained by the divestiture of the unprofitable Dutch operations, versus other improvements? Obviously, the SG&A being lower as a percentage of revenue was a big help there; but is it a heavyweight of the Dutch divestiture or is that fairly minor?

J. Boldt: The direct profit margin benefit is primarily because of the Dutch situation. As you know, the problem in the Netherlands was, we couldn’t lay people off fast enough, so there were a lot sitting on the bench. So we picked up versus the fourth quarter, for instance, a little over half a percent, I think. That largely was the result of the Dutch. The SG&A is more a case of us continuing to drive out SG&A expense.

M. Keller: Okay. Right. But going forward then with an increasing or with the continued goal of adding recruiters, was that likely to keep SG&A fairly steady as a percentage of revenue here looking forward? Or do you think you can continue to—I think you said, it would probably grow expenses faster than revenue at least next quarter, but beyond that, where does SG&A go beyond that, I guess is what I’m asking?

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

J. Boldt: Okay. It’s an excellent question. In the next quarter, we are going to probably spend $300,000 to $600,000 more in SG&A expense in the three areas that I’ve mentioned. Part of that is because we are short on recruiters now, and it takes awhile to get them productive, but we definitely want to capture some of these jobs. In the healthcare group, we’ve had to go to outside recruiting, which is very expensive to do. So it’s kind of a one-time shot to get the people. By the end of the second quarter, I think most of that will have abated and we’ll be back to doing most of our own recruiting in-house again.

It’ll probably push SG&A expense in the second quarter up to around 25%. Part of the reason we don’t know how much is that we actually kind of re-gauge our SG&A expense on almost a weekly basis; as we see what revenues are coming in, we release some of the spending. Longer term, I’m still convinced that SG&A expense as a percentage of revenue for CTG should drop down to the 21% to 22% range. It was there historically. It’s unusually high now.

We know that we have sales people who, if you went back into the even early ‘90s, you’d say that they want selling enough versus their cost. It’s just a function of the current market, particularly, the solution side of the market. There just isn’t much business out there.

SG&A, I would think long-term we should be able to do 21% to 22%. The last year or two, really, the staffing business has been better than the solutions business. We now think that the solutions business is starting to come back and it has a higher direct profit margin. We think that our normal kind of direct profit margin should go back to the 28% to 29% range, and that we should be able to get operating margins back up to 7%, 8%.

M. Keller: Thanks for that. As you look at the year going forward, I guess obviously, you don’t have a full-year guidance target. On the solution side in particular, are you looking more—I guess the two levers, if you will, being rates and hours and on headcount, of course, the third lever, where are you going to get the revenue growth, basically, is what I’m asking? Presuming that the hourly rate is not a huge opportunity to grow there. Headcount, obviously, you can grow ideally, and head count and the hours I guess, is the same question. But where do you see—or is it utilization-driven? I guess more broadly, as you look at 2004 or the down to the year, where do you see the top-line growth or what are the buttons you have to push?

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

J. Boldt: Okay. Clearly, staffing demand is very good, and that’s going to be driven by headcount increases. The staffing market is more stable than it was, but I don’t think we’re yet to the point that we have the ability to raise prices. So that will be driven by headcount growth.

The other variable is in your sales mix. We see tremendous demand, for instance, for healthcare. Our healthcare bill rates run about 2.5 to three times what our average rate is. So as we add more healthcare people to the mix, that will drive revenues because the bill rates are higher.

Same with life sciences. The bill rates there are significantly more and in the projects business in general, the bill rates are more. So it’s actually going to be a combination. I don’t think that there’ll be a tremendous amount because of bill rate increases. It’s going to be a combination of headcount increases, plus shift in the sales mix back more heavily to the solutions business—particularly, the healthcare and life sciences business.

Rick D’Auteuil, Columbia Management: Couple of follow-ups to some of our prior questions. One, the negative cash flow, just to get a clear understanding, the negative cash flow you referred to in the first quarter, how much of that is the swing of the day on which week the payroll was paid? I mean the payroll being an off week versus an on week; what is that swing factor?

G. Dearlove: Most of the swing factor is being driven from our DSO moving up. Our payroll day was actually a week before our quarter ends.

R. D’Auteuil: Okay. So it was not on a payroll week?

G. Dearlove: It was not.

J. Boldt: If you think about it, our day sales are just under a million a day, so if the DSO goes up by seven days, that’s about $7 million. That’s really what is driving it.

R. D’Auteuil: Okay. The operating margin levels that you referred to, I think you’ve even referenced before on prior conference calls. One of the loose kind of timeframes back six months ago, when that 7% to 8% was mentioned—you were talking maybe two to three years out. If you kind of look at an operating model, what kind of revenues, hypothetically do you need to be at to get to that 7% to 8%?

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

J. Boldt: I’ve said before, that I think it’s a number over $300 million. It’s probably some more between $325 million and $350 million.

R. D’Auteuil: Which implies a pretty good growth from your current run rate then.

J. Boldt: Yes.

R. D’Auteuil: Do you think that can be achieved internally with the kind of investments you’re making? Even though you’ve seen some growth on the staffing side, it’s been sort of slow and steady. To me, to get to the $325 million in a reasonable period of time, $325 million in revenue on an annual basis, it has to be more than just half million here and a half million there. It has to be truly ramped. Do you think that’s something that your crystal ball might include in the realm of possibilities?

J. Boldt: If I’d given a forecast for multiple years three years ago, I guarantee, I would have been dead wrong. So I’m no better than anybody else in forecasting the future. It equates to a revenue growth of probably between 10% and 12%, maybe over a three-year period of time. There’s no doubt that the staffing business continues to ramp up, and I think that that’s going to just continue going forward.

What we really need is more cap ex: more of the solutions business to kick in. What we’ve had in the last three years, or four years for almost all of our competitors, is that the staffing business began to come back. We saw nice increases in revenue growth there. And then, as longer-term solutions project end, you hit a negative on the solution side. What we need is for the solution side of the business to go positive again.

R. D’Auteuil: Okay. Just more of a short-term—obviously, that hurts your mix, too, with a solution side being—what’s been going on as staffing is becoming a bigger piece of the equation through that runoff of solutions.

J. Boldt: That’s right. The staffing business has a lower operating margin, as you know.

R. D’Auteuil: Right. The operating margin in this quarter was 2.3%; that’s benefited from the Netherlands not being part of the equation this quarter. With some of the spending initiatives in the second quarter, do

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

you think that’s the short term? Given your guidance, it looks like you do compress margins a little bit in the second quarter. You’ve already said that the SG&A will be slightly higher – 30 or 40 basis points, right?

J. Boldt: Right. You’ll probably end up with operating margin of closer to 2% in the second quarter. I think that’s a short-term one-quarter event. By the third quarter, I’d expect the margins would go back up again.

R. D’Auteuil: Okay. I was going to say, if these are investments for the second half of the year, you start to get some benefit out from that, especially as the mix starts to flip to the outsourcing side of the business.

J. Boldt: As I mentioned to Mike, a lot of it actually is, even when you go outside and get outside recruiting, that’s very expensive. It’s a multiple of what we pay if we use internal recruiting. But we have to do it. We want to get these jobs. It’s the right long-term decision for the company and the clients aren’t going to sit and wait another quarter while we ramp up our recruitment.

R. D’Auteuil: What was the third spending initiative? I missed that.

J. Boldt: Information security. We have a small information security group. It was originally formed to address the needs of HIPAA. It’s a real solid group. It has a lot of talent in it. We brought in a new director recently. We’ve had more and more customers and we’re talking to them, ask us if we can do work on their Sarbanes-Oxley work. From an information security standpoint, in order to be Sarbanes-Oxley compliant, you have to do this early before your auditors come in. You have to make sure that the networks are secure: your firewalls. You probably really need to do penetration testing. You have to have a disaster recovery plan that’s current. It’s all of that kind of stuff.

What we’re finding is, that the larger companies appear to have started their Sarbanes-Oxley work, probably last year. Most of the larger companies have their own internal information security people. They could do a good portion of it internally; but the mid-tier company—$250 million in revenue to $2 billion—don’t have internal people to do information security, and most of them seem to have waited until now to begin to do some of that testing. So we just seem to be getting more and more inquiries, “Can you come in and help us in that area?”

CTG
Host: James Boldt
April 20, 2004/10:00 a.m. CDT

In the long term, if you think about it, I think that’s a very good market because keeping information secure, with everyone using the Internet these days, it’s just going to become a bigger and bigger price that companies are going to have to pay.

R. D’Auteuil: Is that again recruiting-related for that sector, or what’s the actual expenditure that you guys are putting on?

J. Boldt: Part of it is recruiting. But actually, the larger part is bringing in information security people to sell. We have several different names for them, but they are more business consultants. They’re technical people who have gained a tremendous amount of experience. They’re the resource that the sales person brings in when a customer says, “I’m having a problem with this firewall”. The actual technical work is usually done by a technical person who’s charged as a direct cost, but the person that has just the domain expertise is who really helps close the sale. They are charged to SG&A.

I’d like to thank you for your continued support and for joining us this morning. Have a great day.